Exhibit 99.2

Ampio Pharmaceuticals Updates Progress of SPA Clinical Trial

ENGLEWOOD, Colo., September 17, 2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) today announced the progress to date in the Company’s special protocol assessment (SPA) phase three clinical trial titled, “A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with Pain Due to Severe Osteoarthritis of the Knee.”

According to Holli Cherevka, Ampio COO, “We are pleased with the progress we have made to date, and the recent FDA agreement to expand the number of clinical sites in this pivotal study. The FDA has given written guidance that prior study AP-003-A qualifies as a pivotal trial, and that successfully passing the current study, AP-013, would support the filing of our BLA.”

•      As of September 16th we have consented/enrolled 661  patients of which 423  have been injected and an additional 52  of these patients have been approved for injection, which should take place shortly.

•     186 of the consented patients did not meet our inclusion/exclusion criteria (~28% of the consented) and will not be participating in the trial. This criteria was established to ensure that the 1,034  KL 4 patients dosed in this trial were very closely similar in age, sex, and severity of disease to the 417 KL 4 patients in our previous single-injection trials that, cumulatively, experienced a statistically significant reduction in pain and improvement in function from Ampion compared to the saline control.

•     FDA has authorized the use of 8 additional clinical sites, which will be operational by the end of September and will bring the total number of active sites to 25.

“It is important to note”,  Ms.  Cherevka explained, “ that in the three randomized single-injection studies previously run by the Company,  both reduction in pain and improvement in function were greater with Ampion-treated KL 4 patients than saline treated KL 4 patients. These results imply that had there been increased patient enrollment, the p-values in each case would have demonstrated a statistically significant clinical benefit with Ampion treatment compared to saline. The Company believes the FDA-agreed SPA trial design of the current AP-013 study addresses this issue by allowing > 1,000 KL 4 patients to be dosed.  In fact, the combined results of the prior single-injection trials indicate that the AP-013 KL 4 patients could report a difference of Ampion over saline that is 50% less than observed in the prior trials, and the clinical benefit of Ampion in both pain and function would still be statistically significant (p-value < 0.05).”

About Special Protocol Assessment (SPA)

A SPA is a process in which sponsors may ask to meet with the FDA to reach agreement on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support marketing approval. Our SPA agreement for the above referenced study indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for the study, which we intend to support a future Biologic License Application (BLA).

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Dan Stokely, CFO

Phone: (720) 437-6500

info@ampiopharma.com